THE ADVISORS’ INNER CIRCLE FUND II

ETF DISTRIBUTION PLAN

WHEREAS, The Advisors’ Inner Circle Fund II (the “Trust”) is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, SEI Investments Distribution Co. (the “Distributor”) serves as distributor to the Trust with respect to the creation and distribution of aggregations of Fund (as defined below) shares as described in the Trust’s registration statement (“Creation Units”); and

WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the following Distribution Plan will benefit the Trust and the owners of units (the “shares”) of beneficial interest (the “Shareholders”) in the Trust;

NOW, THEREFORE, the Trustees of the Trust hereby adopt this Distribution Plan pursuant to Rule 12b-1 under the 1940 Act.

Section 1. The Trust has adopted this Distribution Plan (the “Plan”) to enable the Trust to directly or indirectly bear expenses relating to the distribution of Creation Units of certain of the portfolios of the Trust that operate as exchange traded funds (each, a “Fund”), or if applicable, certain classes of shares thereof, as may, from time to time, be added to the Plan and listed on the Schedules attached hereto (collectively, the “Schedules”).

Section 2. The Trust will pay the Distributor a fee at the annual rate specified on each of the Schedules. The Distributor may retain all or a part of this fee as compensation for distribution or shareholder services it provides or it may use such fees for compensation of broker/dealers and other financial institutions and intermediaries that provide distribution or shareholder services as specified by the Distributor. The actual fee to be paid by the Distributor to broker/dealers and financial institutions and intermediaries will be negotiated based on the extent and quality of services provided.

Section 3. This Plan shall not take effect as to a Fund (or class of shares of a Fund, if applicable) until it has been approved (a) by a vote of at least a majority of the outstanding shares of such Fund or, if applicable, class thereof, if adopted after any public offering of the shares or the sale of such shares to persons who are not affiliated persons of the Fund, affiliated persons of such persons, promoters of the Fund or affiliated persons of such promoters; and (b) together with any related agreements, by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees (as defined herein), cast in the manner required by the 1940 Act.

Section 4. This Plan shall continue in effect for a period of one year after it takes effect and may be continued thereafter for additional one year periods only so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of Section 3 herein for the approval of this Plan.

Section 5. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 6. This Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or, with respect to any Fund or, if applicable, class of shares of a Fund, by vote of a majority of the outstanding shares of the Fund or class. Termination by the Shareholders of any Fund or, if applicable, class of a Fund will not affect the validity of this Plan with respect to the shares of any other Fund or, if applicable class of such Fund.

Section 7. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or with respect to shares of any Fund or, if applicable, class of a Fund, by vote of a majority of the outstanding shares of such Fund or class, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

Section 8. This Plan may be amended in the manner provided in Part (b) of Section 3 herein for the approval of this Plan; provided, however, that the Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof with respect to the shares of any Fund or, if applicable, class thereof without the approval of a majority of the outstanding shares of such Fund or class.

Section 9. While this Plan is in effect, (i) a majority of the Trustees of the Trust shall not be interested persons of the Trust; (ii) the selection and nomination of any disinterested Trustees shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust; and (iii) any person who acts as legal counsel to for the disinterested Trustees is an independent legal counsel, as such term is defined in Rule 0-1(a)(6) of the 1940 Act.

Section 10. As used in this Plan, (a) the term “Qualified Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Section 11. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.

Approved: November 14, 2023

SCHEDULE A

DATED NOVEMBER 14, 2023

TO THE ADVISORS' INNER CIRCLE FUND II

ETF DISTRIBUTION PLAN

DATED NOVEMBER 14, 2023

Pursuant to Section 1 of the Plan and subject to any limitations imposed by FINRA Rule 2341, distribution fees for the following Fund(s), and/or classes thereof, if applicable, shall not exceed the amounts listed below:

Fund	Fee
CastleArk Large Growth ETF	0.25%